Exhibit h(2)
                              SPONSORSHIP AGREEMENT

         SPONSORSHIP AGREEMENT, dated as of February 4, 2005, by and between
Domini Advisor Trust, a Massachusetts business trust (the "Trust"), and Domini
Social Investments LLC, a Massachusetts limited liability company ("Domini" or the "Sponsor").

                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended, and consists of one or more series; and

         WHEREAS, the Trust desires to enter into this Agreement with respect to its current and future series; and

         WHEREAS, the Trust wishes to engage Domini to provide certain oversight, administrative and management services, and Domini is willing to provide such oversight, administrative and management services to the Trust on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Sponsor. Subject to the direction and control of the
Board of Trustees of the Trust, the Sponsor shall perform such oversight, administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) maintaining office facilities (which may be in the office of Domini or an affiliate) and furnishing clerical services necessary for maintaining the organization of the
Trust and for performing the oversight, administrative and management functions herein set forth; (b) arranging, if desired by the Trust, for directors, officers or employees of the Sponsor to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including the updating of corporate organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of the Trust's transfer agent, shareholder servicing agents (if any), custodian, administrator, subadministrator (if any) and other independent contractors or agents; (d)
overseeing (with advice of the Trust's counsel) the preparation of and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N-1A, prospectuses and statements of additional information, or similar forms, as applicable, semi-annual and annual reports to shareholders and proxy statements, and reviewing tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and preparation of notices, proxy statements and minutes of meetings of shareholders; (f) arranging for maintenance of books and records of the Trust; (g) maintaining telephone coverage to respond to shareholder inquiries regarding matters to which this
Agreement pertains to which the transfer agent is unable to respond; (h)
providing

reports and assistance regarding each series' compliance with securities and tax laws and each series' investment objectives; (i) arranging for dissemination of yield and other performance information to newspapers and tracking services; (j)
arranging for and preparing annual renewals for fidelity bond and errors and omissions insurance coverage; (k) developing a budget for the Trust, establishing the rate of expense accruals and arranging for the payment of all fixed and management expenses; and (l) answering questions from the general public, the media and investors in the Trust regarding (i) the securities holdings of the Trust; (ii) any limits in which the Trust invests; (iii) the social investment philosophy of the Trust; and (iv) the proxy voting philosophy and shareholder activism philosophy of the Trust. Notwithstanding the foregoing, the Sponsor shall not be deemed to have assumed, pursuant to this Agreement, any duties with respect to, and shall not be responsible for, the management of the
Trust's assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of any series, nor shall the
Sponsor be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian, fund accounting pricing agent or shareholder servicing agent of the Trust.

         2. Allocation of Charges and Expenses. Domini shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of Domini or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. The Trust shall pay all of its operating expenses, including but not limited to fees due the Sponsor under this Agreement, compensation of Trustees not affiliated with the Sponsor, governmental fees, including but not limited to Securities and Exchange
Commission fees and state "blue sky" fees; interest charges; taxes and related charges; membership dues of the Trust in the Investment Company Institute and other professional or industry associations; fees and expenses of the Trust's independent auditors and accountants, of legal counsel and any transfer agent, distributor, shareholder servicing agent, recordkeeper, registrar or dividend disbursing agent of the Trust; expenses of distributing, issuing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the
Trust's custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Trust; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of shares of any series of the Trust.

         3. Compensation of the Sponsor. For the services to be rendered and facilities to be provided by the Sponsor hereunder, the Trust shall pay Domini a fee accrued daily and payable monthly at an annual rate equal to 0.50% of the
Trust's average daily net assets for the Trust's then current fiscal year. If
Domini serves as the Sponsor for less than the whole of any period specified in this Section 3, the compensation to Domini, as Sponsor, shall be prorated. For purposes of computing the fees payable to the Sponsor hereunder, the value of the Trust's net assets shall be computed in the manner specified in the Trust's then-current prospectus and statement of additional information.

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         4. Limitation of Liability of the Sponsor. The Sponsor shall not be liable for any error of judgment or mistake of law or for any act or omission in the oversight, administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term "Sponsor" shall include Domini and/or any of its affiliates and the directors, officers and employees of Domini and/or any of its affiliates.

         5. Activities of the Sponsor. The services of the Sponsor to the Trust are not to be deemed to be exclusive, Domini being free to render oversight, administrative and/or other services to other parties. It is understood that
Trustees, officers and shareholders of the Trust are or may become interested in the Sponsor and/or any of its affiliates as directors, officers, employees or otherwise and that directors, officers and employees of the Sponsor and/or any of its affiliates are or may become similarly interested in the Trust and that the Sponsor and/or any of its affiliates may be or become interested in the
Trust as a shareholder or otherwise.

         6. Duration, Termination and Amendments of this Agreement. This
Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, unless terminated as set forth in this Section 6.

         This Agreement may not be altered or amended, except by an instrument in writing and executed by both parties. This Agreement may be terminated at any time, without the payment of any penalty, with respect to any series or the
Trust, by the Board of Trustees of the Trust, or by the Sponsor, in each case on not less than 60 days' written notice to the other party.

         7. Subcontracting by Domini. Domini may subcontract for the performance of some or all of Domini's obligations hereunder with any one or more persons;
provided, however, that Domini shall not enter into any such subcontract unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and provided, further, that, unless the Trust otherwise expressly agrees in writing, Domini shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

         8. Severability. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9. Notice. Any notices under this Agreement shall be in writing addressed and delivered personally, by telecopy or mailed postage-paid to the other party at such address as such other party may designate in accordance with this Section 9 for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust shall be 536 Broadway, 7th
Floor, New York, New York 10012, and the address of Domini shall be 536
Broadway, 7th Floor, New York, New York 10012.

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         10. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law. The captions in this
Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This
Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned Trustee of the Trust has executed this Agreement not individually but as a Trustee under the Trust's Declaration of Trust, dated October 6, 2004, as amended, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually but bind only the Trust estate.

                                           DOMINI ADVISOR TRUST

                                           By: /s/ Amy L. Domini
                                               ---------------------------------
                                               Amy L. Domini
                                               Trustee

                                           DOMINI SOCIAL INVESTMENTS LLC

                                           By: /s/ Amy L. Domini
                                               ---------------------------------
                                               Amy L. Domini
                                               Chief Executive Officer

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